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                                                                    Exhibit 3.2a

                               CENTENE CORPORATION
                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION


     Centene Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said Corporation at a meeting duly called and held on October 22, 2001, adopted the following resolutions to amend the Certificate of Incorporation of said Corporation:

     RESOLVED, that the Board of Directors hereby amends the Certificate of Incorporation of the Corporation as follows:

1. Subparagraph (a) of Article FOURTH is hereby amended in its entirety to read as follows:

     "(a) Authorized Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is 50,000,000 shares, consisting of (i) 40,000,000 shares of common stock, par value of one-tenth of one cent ($0.001) per share (the "Common Stock") and (ii) 10,000,000 shares of preferred stock, par value of one-tenth of one cent ($0.001) per share (the "Preferred Stock")."

2. Subparagraph (b) of Article FOURTH is hereby amended in its entirety to read as follows:

     "(b)(A) A total of 39,000,000 shares of Common Stock shall be known and designated as Series A Common Stock ("Series A Common Stock"). A total of 1,000,000 shares of Common Stock shall be known and designated as Series B Common Stock ("Series B Common Stock"). The powers, preferences and rights, and the qualifications, limitations and restrictions, of each class of the Common Stock are as follows:

          (1) General. The Series A Common Stock and the Series B Common Stock shall have identical designations, preferences and relative, participating, optional or other special rights except that the holders of Series B Common Stock shall not be entitled to vote (except as otherwise required by law) but shall be entitled to notice of all meetings of shareholders. The holders of Series A Common Stock shall be entitled to one vote for each share of Series A Common Stock held with respect to all matters submitted to vote or written consent of stockholders. The holders of shares of Series A Common Stock shall not have cumulative voting rights.

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          (2)  Dividends; Stock Splits. Subject to the rights of the holders of
               Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, as it may be amended from time to time, holders of shares of Series A Common Stock and Series B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

          (3) Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Series A Common Stock and Series B Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them, respectively.

          (4) Merger, etc. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of each share of Series A Common Stock and Series B Common Stock shall be entitled to receive the same per share consideration on a per share basis.

          (5) No Preemptive or Subscription Rights. No holder of shares of Series A Common Stock and Series B Common Stock shall be entitled to preemptive or subscription rights.

     (B) The Series A Common Stock and the Series B Common Stock shall automatically be converted into shares of Common Stock immediately upon the closing of a public offering pursuant to an effective Registration Statement under the Securities Act of 1933, as amended, covering the Corporation's Common Stock in a firm-commitment, underwritten public offering by a nationally recognized investment banking firm with aggregate net cash proceeds to the Corporation (after deducting underwriters' discounts and expenses), at the public offering price, of at least $10 million and an equivalent public offering price per share of Common Stock (as such shares of such stock are presently constituted) of at least $1.33. Thereafter, the Corporation shall have only one class of Common Stock which shall have the same powers, preferences and rights, and the same qualifications, limitations and restrictions as the Series A Common Stock immediately prior to such conversion."

     SECOND: That aforesaid amendments were duly approved by the written consent of the sole shareholder of the Corporation.

     THIRD: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

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         IN WITNESS WHEREOF, said Centene Corporation has caused this certificate to be signed by Michael F. Neidorff, its President and Chief Executive Officer, this 25th day of October, 2001.

                                      By: /s/ Michael F. Neidorff
                                          -------------------------------------
                                          Michael F. Neidorff
                                          President and Chief Executive Officer

ATTEST:
/s/ K. L. Witty
--------------------------------
Secretary

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